CONTINGENT SETTLEMENT & STANDSTILL AGREEMENT

This CONTINGENT SETTLEMENT & STANDSTILL AGREEMENT, dated as of July 1, 2010 (this “Agreement”), among GCA I Acquisition Corp., a Delaware corporation (“Parent”), Bixby Energy Acquisition Corp., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), Bixby Energy Systems, Inc., a Delaware corporation (the “Company”), Robert A. Walker, the President, Chief Executive Officer, and a principal shareholder of the Company (the “Company Principal Stockholder”), Michael Membrado, the sole officer and director of each of Parent and Merger Sub, and one of the two record holders of Parent common stock as of the date hereof (“Membrado”), and Jennifer Lee, the other of the two record holders of Parent common stock as of the date hereof (“Lee”) (Parent, Merger Sub, Company, Company Principal Stockholder, Membrado and Lee may hereinafter be referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, Parent, Merger Sub, the Company and the Company Principal Stockholder entered into a certain amended and restated agreement and plan of merger as of March 27, 2009, a copy of which is annexed hereto as Exhibit A (the “Merger Agreement”) pursuant to which, subject to certain conditions, Merger Sub was to merge with and into the Company thereby causing the Company to become a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, contemporaneously and in connection with the execution of the Merger Agreement, the Company Principal Stockholder entered into an amended and restated voting agreement with Parent a copy of which is annexed hereto as Exhibit B (the “Voting Agreement”); and

WHEREAS, each of the Company, the Company Principal Stockholder, and Parent mutually acknowledge and agree that, in accordance with Section 10.8 of the Merger Agreement, the Company currently owes to Parent two hundred eighty-seven thousand eighty-four and 64/100 dollars (USD$287,084.64) (the “Section 10.8 Preexisting Obligation”), and that such amount represents the entirety of any and all amounts due Parent or any other parties by the Company or any other parties under Section 10.8 of the Merger Agreement as of the date hereof;

WHEREAS, certain disagreements have arisen between and among certain of the Parties that are believed by such Parties to be actionable against one another;

WHEREAS, it is the contention of Parent and Merger Sub that certain covenants under Sections 6.1 and 7.3 of the Merger Agreement have been breached by the Company and the Company Principal Stockholder, and that, on the basis thereof, as well as other alleged facts, Parent and Merger Sub are prepared to initiate and pursue a claim against the Company and the Company Principal Stockholder under, inter alia, Section 10.10 of the Agreement to seek injunctive relief and specific performance and to recover related money damages (“Parent’s Cause of Action”);

WHEREAS, the Company and the Company Principal Stockholder now desire to terminate each of the Merger Agreement and the Voting Agreement for all purposes and, rather than merge with Parent and Merger Sub as contemplated by the Merger Agreement, acquire for cash all of the shares of outstanding capital stock of Parent and Merger Sub instead;

WHEREAS, Parent currently has outstanding five million (5,000,000) shares of common stock, par value $.0001 per share (the “Parent Common Stock”), held in equal amounts by Membrado and Lee (2,500,000 shares each) and no other shares of capital stock or other securities;

WHEREAS, the Parent and Merger Sub are willing to terminate the Merger Agreement to the extent that (i) until such time as any such termination be deemed effective, the Company continues to maintain responsibility for and pay to the Parent on a demand basis all obligations arising under Section 10.8 of the Merger Agreement in order that, inter alia, the Parent remain current in its periodic reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Section 10.8 Further Obligations”, and, together with the Section 10.8 Preexisting Obligation, the “Section 10.8 Obligations”), (ii) the Company satisfy in whole the Section 10.8 Preexisting Obligations, (iii) Parent be given a reasonable period of time following receipt of funds from the Company representing payment for the Section 10.8 Obligations to satisfy all then-outstanding obligations, and (iv) the Company acquire all of the outstanding Parent Common Stock from Membrado and Lee as more specifically set forth in this Agreement; and

WHEREAS, the Parent and Merger Sub are willing to refrain from initiating Parent’s Cause of Action for a specified period of time under certain conditions;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Recitals.  The recitals set forth above are hereby incorporated by reference into and made an integral part of this Agreement for all purposes.

2.           The Section 10.8 Obligations.

2.1          Satisfaction.

2.1.1       The Section 10.8 Preexisting Obligations.  The Company shall satisfy the Preexisting Section 10.8 Obligation by delivering to Parent the following amounts in cash:

(i)           fifty thousand and 00/100 dollars ($50,000) (the “Section 10.8 Preexisting Obligation Initial Payment”) contemporaneous with the execution of this Agreement; and

(ii)           the balance of two hundred thirty-seven thousand eighty-four and 64/100 dollars (USD$237,084.64) (the “Section 10.8 Preexisting Obligation Balance Payment(s)”) as soon as possible but in no event later than August 30, 2010.

2.1.2       The Section 10.8 Further Obligations.  Anything to the contrary contained in the Merger Agreement notwithstanding, any Section 10.8 Further Obligations shall be paid by the Company to the Parent within no more than three (3) business days following notice and request for payment by the Parent to the Company (each, a “Section 10.8 Further Obligation Payment”, and, collectively, the “Section 10.8 Further Obligation Payments”).

2.2          Form and Delivery of Payment. All payments made towards satisfaction of the Section 10.8 Obligations pursuant to Section 2.1 above shall be made by wire transfer and directed to Parent’s only current bank account (the “Parent Account”) pursuant to the following banking coordinates:

Bank Name:	J.P. Morgan Chase
Account Holder:	GCA I Acquisition Corp.
Account #:	6303922324
ABA #:	021000021

3.           Share Conveyance & Sale.

3.1          Price and Payment Terms.  The Company shall purchase and acquire, from each of Membrado and Lee, respectively, and each of Membrado and Lee shall transfer, convey and sell to the Company, two million five hundred thousand shares of Parent Common Stock, representing in the aggregate one hundred percent (100%) of the total issued and outstanding capital stock of Parent, for a price of 10/100 ($0.10) per share, such amounts to be delivered by overnite courier to Membrado and Lee c/o Michael Membrado, 165 Old Post Road, Bedford Corners, NY 10549-4828 in the form of bank cashier’s checks made payable to “MICHAEL MEMBRADO” and “DLG MANAGEMENT, LLC”(which Lee hereby acknowledges shall be deemed to constitute payment to Lee for all purposes hereunder), respectively, as follows:

(i)           a fifty thousand and 00/100 dollar ($50,000) non-refundable down-payment (each, individually, a “Share Conveyance Down Payment” and, jointly, the “Share Conveyance Down Payments”) contemporaneous with the execution of this Agreement; and

(ii)           the balance of two hundred thousand and 00/100 dollars (USD$200,000.00) (each, individually, a “Share Conveyance Balance Payment” and, jointly, the “Share Conveyance Balance Payments”) as soon as possible in one or more payments but in no event later than September 15, 2010.

3.2          Certain Transactional Mechanics & Related Rights.

3.2.1       Share Conveyance Down Payments.  Upon receipt by Membrado of the two certified checks representing the Share Conveyance Down Payments, Membrado shall retain the one payable to Membrado and immediately deliver to Lee the one payable to Lee, and Membrado and Lee shall have the right to deposit such checks immediately.

3.2.2       Share Conveyance Balance Payments and Closing.  Upon receipt by Membrado of the certified checks representing payment in full of the Share Conveyance Balance Payments, Membrado shall retain such checks until (i) the Section 10.8 Obligations shall have been satisfied by the Company in full (if not already satisfied in full), (ii) any funds then held in the Parent Account are disbursed to and received by vendors of Parent and/or Merger Sub in order to meet then outstanding obligations or are otherwise distributed to shareholders, and (iii) the Parent Account has been closed out.  Thereafter, Membrado shall retain any Share Conveyance Balance Payment certified checks payable to Membrado and immediately deliver to Lee any payable to Lee, and Membrado and Lee shall have the right to deposit such checks immediately; provided, however, that Membrado shall have first delivered to the Company by overnite courier the original Parent stock certificates numbers C-1 and C-2 (copies of which are annexed hereto as Exhibits C and D respectively), duly endorsed over to the Company, and thereafter received confirmation of the delivery thereof to the Company (the receipt of such confirmation to be deemed the “Closing”, and the date of such confirmation, if at all, to be deemed the “Closing Date”).

3.2.3       All-or-Nothing Conveyance.  There shall be no transfer, conveyance or sale of any shares of Parent Common Stock deemed for any purposes to have been effectuated as a result of either or both of Membrado and/or Lee receiving a Share Conveyance Down Payment pursuant to Section 3.1(i) above, and no shares of Parent Common Stock shall be deemed to have been conveyed by either Membrado or Lee to the Company pursuant to Section 3.1(i) above, unless and until the Closing shall have occurred.

3.3          The Company’s Representations and Warranties.  In connection with the share conveyance, the Company and the Company Principal Stockholder hereby represent and warrant to each of Parent, Merger Sub, Membrado and Lee that each of the following statements is correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

(i)           The Company has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.

(ii)          This Agreement has been duly executed and delivered by the Company and the Company Principal Stockholder and is the legal, valid and binding obligation of the Company and the Company Principal Stockholder, enforceable against the Company and the Company Principal Stockholder in accordance with its terms.

(iii)         The Company is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(iv)         The Company is acquiring the Parent Common Stock solely for its own account, for investment purposes, and not with a view to the resale or distribution thereof.  Management of the Company, including the Company Principal Stockholder, is aware that the shares of Parent Common Stock may only be transferred or sold pursuant to an effective registration statement under the Securities Act, including the rules and regulations promulgated thereunder, and state securities laws, or an applicable exemption from registration thereunder.

(v)          Management of the Company, including the Company Principal Stockholder, has such knowledge, business and investment experience such that the Company is fully capable of understanding the merits and risks associated with an investment in the Parent Common Stock.

(vi)         Management of the Company, including the Company Principal Stockholder, has reviewed the information concerning Parent presented in Parent’s periodic reports and statements filed with the U.S. Securities and Exchange Commission, and has been afforded an opportunity to ask any questions of Parent regarding Parent and Merger Sub, including without limitation their respective businesses, properties, financial conditions, SEC reports, and prospects, and to obtain satisfactory answers thereto, and to verify and clarify the information relating to Parent and Merger Sub, and, accordingly, management of the Company, including the Company Principal Stockholder, is familiar with the business, properties, management, financial condition and prospects of Parent and Merger Sub.

(vii)        Except as otherwise specifically set forth in Sections 3.4.2 and 3.5.2, neither Membrado nor Lee are making any representations or warranties regarding Parent or Merger Sub, including without limitation their respective businesses, properties, financial conditions, SEC reports, or prospects, or the value of the Parent Common Stock, and, except for those representations or warranties specifically set forth in Sections 3.4.2 and 3.5.2, the Company is not relying in any way on any representations or warranties made or to be made by either Membrado or Lee.

(viii)       The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or violate any law, regulation, court order, judgment or decree applicable to either the Company or the Company Principal Stockholder or any agreement to which Company or the Company Principal Stockholder is a party.

3.4          Membrado Representations and Warranties.

3.4.1       As of Both The Date Hereof and Closing.  In connection with the share conveyance, Membrado hereby represents and warrants to the Company that each of the following statements is correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

(i)           Membrado is the beneficial and record owner of two million five hundred thousand (2,500,000) shares of the Parent Common Stock and has good and marketable title to such shares, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind or nature.

(ii)          This Agreement has been duly executed and delivered by Membrado and is the legal, valid and binding obligation of Membrado, enforceable against Membrado in accordance with its terms.

3.4.2        As of the Closing Only.  Provided that the Company meets all of its obligations under this Agreement, and to the extent that a Closing occurs, Membrado shall be deemed to have represented and warranted to the Company each of the following as of such Closing:

(i)           Neither Parent nor Merger Sub has any material liabilities.

(ii)          Parent is in material compliance with all of its reporting obligations under the Exchange Act.

3.5          Lee Representations and Warranties.

3.5.1       As of Both The Date Hereof and Closing.  In connection with the share conveyance, Lee hereby represents and warrants to the Company that each of the following statements is correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

(i)           Lee is the beneficial and record owner of two million five hundred thousand (2,500,000) shares of the Parent Common Stock and has good and marketable title to such shares, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind or nature.

(ii)         This Agreement has been duly executed and delivered by Lee and is the legal, valid and binding obligation of Lee, enforceable against Lee in accordance with its terms.

3.5.2       As of the Closing Only.  Provided that the Company meets all of its obligations under this Agreement, and to the extent that a Closing occurs, Lee shall be deemed to have represented and warranted to the Company each of the following as of such Closing:

(i)           Neither Parent nor Merger Sub has any material liabilities.

(ii)          Parent is in material compliance with all of its reporting obligations under the Exchange Act.

3.6          Post-Closing Date Matters.  As soon as practicable following the Closing Date, Membrado shall forward or cause to be forwarded to the Company or its counsel (as directed by the Company) at the expense of the Company paid in advance to Membrado any and all original corporate records and documentation relating to Parent and Merger Sub and file or cause to be a filed an IRS Form 8822 notifying the IRS of the change in ownership of the Parent Common Stock and address of Parent and Merger Sub.

4.           Standstill.

4.1          Generally.  Provided that the Section 10.8 Preexisting Obligation Initial Payment, the two (2) Share Conveyance Down Payments, the Section 10.8 Further Obligation Payments, and the Section 10.8 Preexisting Obligation Balance Payments are all duly received by Parent in accordance with the express terms of Sections 2 and 3 of this Agreement above, respectively, Parent and Merger Sub shall refrain from taking any action or causing to occur any action that will result in the filing and commencement of Parent’s Cause of Action (the “Standstill”).

4.2          Lifting of Standstill and Resumption of Rights.  In the event that the Share Conveyance Balance Payment(s) are not both duly received by Membrado on behalf of Membrado and Lee in accordance with the express terms of Section 3 of this Agreement, Parent and Merger Sub shall immediately resume their rights to file and commence Parent’s Cause of Action, and neither the Company nor the Company Principal Stockholder shall have any right of set-off or counterclaim for any amounts previously paid hereunder or to compel specific performance of the share conveyance transactions contemplated hereunder.

4.3          Tolling of Statute of Limitations.  Any and all applicable statutes of limitations that apply to Parent’s Cause of Action shall be deemed for all purposes to have been tolled for the duration of any Standstill.

5.           Conditional Termination of Merger Agreement.  In the event that the Closing occurs in accordance with the provisions of Section 3 of this Agreement, the following shall immediately occur without any required action on the part of the Company or the Company Principal Stockholder:

(i)           the Merger Agreement shall be deemed to have been terminated for all purposes pursuant to Section 9.1(a) of the Merger Agreement;

(ii)           the Voting Agrement shall be deemed to have been terminated for all purposes by agreement of the parties thereto; and

(iii)           Membrado shall be deemed to have resigned, effective immediately, from all positions then held as an officer and director of each of Parent and Merger Sub.

6.           Releases.

6.1          Membrado.  As and after any Closing, if at all, and except as otherwise expressly set forth in this Agreement, Parent and the Company and the Company Principal Stockholder shall have forever released and discharged Membrado, his heirs, legal representatives, and any entities in which he or they shall have had or shall thereafter have an interest, from any and all debts, obligations, agreements, claims, cause or causes of action, damages, judgments, and demands whatsoever, at law or in equity, which it shall have then had, or thereafter can, shall, or may have, by reason of any matter dating back indefinitely to the point of any Closing, including without limitation any right to make any claim against Membrado for any economic losses incurred by the Company or any third parties at any time after the Closing which losses shall have been attributable to any decline in the market value of Parent Common Stock from and after the Closing.

6.2          Lee.  As and after any Closing, the Company releases and forgoes any right to make any claim against Lee for any economic losses incurred by the Company at any time after the Closing which losses shall have been attributable to any decline in the market value of Parent Common Stock from and after the Closing.

6.3          Company, Company Principal Stockholder, Parent and Merger Sub.  As and after any Closing, if at all, and except for any claims in relation to which Membrado is or may reasonably be expected to be indemnified in accordance with Section 7.1 of this Agreement, Membrado and Lee, on behalf of themselves and their respective assigns, shall have forever released and discharged the Company, the Company Principal Stockholder, Parent and Merger Sub, and their respective successors and/or assigns, from any and all debts, liabilities, obligations, rights, promises, undertakings, agreements, claims, cause or causes of action, damages, judgments, and demands of any kind or nature whatsoever, at law or in equity, whether known or unknown, fixed or contingent, suspected or unsuspected which have been or could have been asserted by way of claim or counterclaim, against the Company, the Company Principal Stockholder, Parent and/or Merger Sub, and their respective successors and/or assigns, which Membrado and/or Lee may have had against Company, Company Principal Stockholder, Parent and/or Merger Sub, or their respective successors and/or assigns as of the Closing, including but not limited to the transactions set forth herein.

7.           Indemnification.

7.1          Membrado (as Officer/Director of Parent).  Continuing indefinitely from and after any Closing, each of Parent and the Company shall, jointly and severally and to the fullest extent permitted by applicable law, indemnify, defend and hold harmless Membrado from and against all damages, liabilities or orders or amounts that are paid or become payable in settlement of or in connection with any claim or proceeding that is based in whole or in part on, or arises in whole or in part out of, the fact that Membrado was a director, officer or employee of Parent, and pertaining to any any acts, omissions, matters or circumstances occurring prior to any Closing, whether known or unknown to anyone as of any such Closing, or any matters or circumstances occurring following any such Closing, and provide advancement of all expenses and other amounts otherwise payable by Membrado in connection with or as a result of any such claims or proceedings to Membrado to the same extent that any officer or director of Parent is entitled to be indemnified and/or have the right to advancement of expenses and other amounts payable as of the date of this Agreement by Parent pursuant to its certificate of incorporation, bylaws, and/or any indemnification agreements in effect as of the date hereof; provided; however, that, if any such rights of entitlement to be indemnified and/or have the right to advancement of expenses and other amounts payable are greater in scope and/or protection as a practical economic matter under the Company’s certificate of incorporation, bylaws, and/or any indemnification agreements in effect as of the date hereof than under Parent’s certificate of incorporation, bylaws, and/or any indemnification agreements in effect as of the date hereof, then Membrado shall be entitled to those under the Company’s certificate of incorporation, bylaws, and/or any indemnification agreements in effect as of the date hereof.

7.2          Membrado (as seller of Parent Common Stock).  For a period of one (1) year from and after any Closing, Membrado shall indemnify, defend and hold harmless the Company from and against all damages, liabilities or orders or amounts that are paid in settlement of or in connection with any claim or proceeding that is based on any breach of the representations and warranties set forth in Section 3.4.1 of this Agreement up to a maximum amount of 10/100 ($0.10) per share.

7.3          Lee (as seller of Parent Common Stock).  For a period of one (1) year from and after any Closing, Lee shall indemnify, defend and hold harmless the Company from and against all damages, liabilities or orders or amounts that are paid in settlement of or in connection with any claim or proceeding that is based on any breach of the representations and warranties set forth in Section 3.5.1 of this Agreement up to a maximum amount of 10/100 ($0.10) per share.

8.           Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by FedEx, UPS, USPS, or DHL as established by the sender by evidence obtained from such courier; (c) on the date sent by email in .pdf format, upon good faith confirmation by the recipient of receipt; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Parent or Merger Sub:

GCA I Acquisition Corp.
115 East 57th Street, Suite 1006
New York, New York 10022
Att: Michael M. Membrado, President & CEO

Email: mmm@mmmembrado.com

with a copy to:

Certilman, Balin, Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, New York 11554
Att: Gavin C. Grusd

Email: ggrusd@certilmanbalin.com

If to the Company or Robert Walker:

Bixby Energy Systems, Inc.
6893 139th Lane N.W.
Ramsey, MN 55303
Att: Robert Walker, CEO

Email: bobwalker@bixbyenergy.com

with a copy to:

Davisson & Associates, PA
4124 Quebec Avenue North, Suite 306
Minneapolis, MN 55427
Att: Peder K. Davisson, Esq.

Email: pederd@davissonpa.com

or to such other address or to the attention of such person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

9.           Survival.  The representations and warranties set forth in Section 3.3 of this Agreement shall survive any Closing and continue in effect for so long as may be reasonably necessary for Parent to preserve, protect and defend its economic and other interests, including without limitation those arising under applicable securities laws.  The representations and warranties set forth in Sections 3.4.1 and 3.5.1 of this Agreement shall survive any Closing and continue in effect for a period of one (1) year thereafter.  The covenants set forth in Section 3.6 shall only have effect post-Closing, but, once effective, if at all, shall continue thereafter until reasonably satisfied by Membrado.  The releases set forth in Sections 6.1, 6.2 and 6.3 shall only have effect post-Closing, but, one effective, if at all, shall continue thereafter indefinitely.  The indemnification provisions set forth in Section 7.1. 7.2 and 7.3 shall only have effect post-Closing, but, once effective, if at all, shall continue thereafter in accordance with their express terms.

10.         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.         Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective executors, heirs, personal representatives successors and assigns.

12.         Governing Law.  This Agreement and the exhibits hereto shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

13.         Consent to Jurisdiction; Waiver of Jury Trial.  Each Party irrevocably submits to the exclusive jurisdiction of (a) New York County, New York, and (b) the United States District Court for the Southern District of New York, for the purposes of any proceeding arising out of this Agreement or any of the transactions contemplated hereby.  Each Party agrees to commence any such proceeding either in the United States District Court for the Southern District of New York or if such proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court sitting in New York County (including its Appellate Division).  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 13.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or any of the transactions contemplated hereby in (i) the United States District Court for the Southern District of New York, or (ii) the Supreme Court sitting in New York County (including its Appellate Division), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

14.         Confidentiality, etc.  Membrado acknowledges that, in his capacity as an officer of, and legal counsel to, GCA and Merger Sub, he has become privvy to extensive information relating to all aspects of the Company, certain of which information the Company considers sensitive and desires to keep confidential (the “Confidential Information”), and, with a general understanding as to what the Company considers to constitute Confidential Information, Membrado agrees to use his reasonable good faith efforts for the indefinite future to respect the sensitivity and confidentiality of such Confidential Information; provided, however, that any such Confidential Information (i) has not previously, or as of any given point in time at which it may be disclosed, already become generally available to the public, (ii) is reasonably required to be disclosed pursuant to applicable securities laws, or (iii) has been requested or required to be disclosed by Membrado by operation of applicable law or by order of any court or regulatory or supervisory authority with jurisdiction over Membrado and/or GCA and/or Merger Sub and with the power to order Membrado, GCA and/or Merger Sub to disclose such Confidential Information pursuant to deposition or other oral questioning, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process, provided that Membrado, GCA and/or Merger Sub, as applicable, provides the Company with prompt notice of any such request or requirement so that the Company may challenge any such request or requirement, seek an appropriate protective order, or waive Membrado’s compliance with this provision of this Agreement.

15.         Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

16.         Counterparts.  This Agreement may be executed and delivered (including by email transmisssion in ..pdf format) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement; and a facsimile signature or PDF signature via email shall be considered an equivalent of an original.

17.         Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect thereto; provide, however, that it shall only supercede the Merger Agreement and the Voting Agreement, if at all, in accordance with the express terms set forth herein.  Except as may otherwise be provided herein, no addition to or modification of any provision of this Agreement shall be binding upon any Party hereto unless made in writing and signed by all Parties hereto.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be executed by the respective officers thereunto duly authorized, in each case as of the date first written above.

“PARENT”
GCA I ACQUISITION CORP.

By:
Name: Michael M. Membrado
Title: President & Chief Executive Officer

“MERGER SUB”
BIXBY ENERGY ACQUISITION CORP.

By:
Name: Michael M. Membrado
Title: President & Chief Executive Officer

“COMPANY”
BIXBY ENERGY SYSTEMS, INC.

By:
Name: Robert A. Walker
Title: President & Chief Executive Officer

Robert A. Walker

Michael M. Membrado

Jennifer Lee

EXHIBITS

Exhibit A	Amended and Restated Agreement & Plan of Merger
Exhibit B	Amended and Restated Voting Agreement
Exhibit C	Parent Stock Certificate # C-1 - Membrado
Exhibit D	Parent Stock Certificate # C-2 - Lee